                                                                      EXHIBIT 12

                               VENATOR GROUP, INC.


                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)
                                 ($ in millions)

                                                                   Fiscal Years Ended
                                              ------------------------------------------------------------
                                              Jan. 29,     Jan. 30,      Jan. 31,     Jan. 25,    Jan. 27,
                                                2000         1999          1998         1997        1996
                                                ----         ----          ----         ----        ----
NET EARNINGS
Income from continuing operations              $  17        $   3         $ 213        $ 209        $  29

Income tax expense (benefit)                      11          (42)          120          139           34

Interest expense, excluding capitalized
     interest                                     65           57            41           53           91

Portion of rents deemed representative
     of the interest factor (1/3)                190          180           163          162          157
                                               -----        -----         -----        -----        -----

                                               $ 283        $ 198         $ 537        $ 563        $ 311
                                               =====        =====         =====        =====        =====

FIXED CHARGES
Gross interest expense                            67           64            41           53           91


Portion of rents deemed representative
   of the interest factor (1/3)                  190          180           163          162          157
                                               -----        -----         -----        -----        -----

                                               $ 257        $ 244         $ 204        $ 215        $ 248
                                               =====        =====         =====        =====        =====

RATIO OF EARNINGS TO FIXED CHARGES               1.1          0.8           2.6          2.6          1.3
                                               -----        -----         -----        -----        -----

Earnings were not adequate to cover fixed charges by $46 million for the fiscal year ended January 30, 1999.